Exhibit 99.1

Edgewell Personal Care Company 1350 Timberlake Manor Parkway St. Louis, MO 63017
FOR IMMEDIATE RELEASE	Company Contact
November 10, 2016	Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Fourth Quarter and Fiscal 2016 Results and Provides Fiscal Year 2017 Financial Outlook

St. Louis - November 10, 2016 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its full year and fourth fiscal quarter, which ended September 30, 2016.

Executive Summary

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Net sales increased 9.0% in the quarter and decreased 2.4% for the full year. Organic net sales increased 9.2% in the quarter and 1.4% for the full year. Excluding the estimated impact of international go-to-market changes, full year underlying net sales would have increased by 2.8%.

•	Net earnings were $52.2 million for the quarter and $178.7 million for the full year. Adjusted EBITDA was $119.4 million for the quarter and $440.1 million for the full year.

•	GAAP Diluted Earnings Per Share ("EPS") was $0.88 for the quarter and $2.99 for the full year. Adjusted EPS was $1.06 for the quarter and $3.57 for the full year.

•	The Company provided its financial outlook for fiscal 2017 that is in line with its long term financial objectives.

The Company reports and forecasts results on a GAAP and "Non-GAAP" basis, and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See "Non-GAAP Financial Measures" for a more detailed explanation, including definitions of various Non-GAAP terms used in this release.
All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

"We ended fiscal year 2016 with solid fourth quarter results, growing organic net sales in the quarter and the year, driven by growth in Wet Shave and Sun and Skin Care. We are pleased to have exceeded the sales, adjusted EPS, and operational objectives that we set for ourselves at the beginning of the year," said David Hatfield, Edgewell's President, Chief Executive Officer, and Chairman of the Board. "I want to thank all of our Edgewell colleagues around the world for that accomplishment and for their dedication and hard work during a very complex transition year." Mr. Hatfield continued, "We now move into the next phase for Edgewell, one where the strategy and the building blocks are in place to drive sustained performance on both the top and bottom line. We're excited about the organization we have in place, the products we have in the marketplace and the innovation in our pipeline. Although we recognize the tough competitive environment, we are confident that we can deliver results that are in line with the objectives of our long term financial algorithm in 2017."

Fiscal 4Q 2016 Operating Results (Unaudited)
Net sales were $610.6 million in the quarter, an increase of 9.0%. Organic net sales increased 9.2%, driven by growth in all four segments. North America net sales were up 8.4%, with growth across all segments. International (everything outside North America) net sales were up 14.2%, or 11.0% on an organic basis, driven by Wet Shave, with good performance in Asia, and Sun and Skin Care in Asia and Latin America.
Gross margin was $310.1 million, or 50.8% of net sales, representing a 270 basis point improvement over the prior year quarter. The gross margin increase was primarily due to high levels of promotional spending in the prior year quarter and lower material costs in the current year quarter, which was partly offset by higher start-up costs related to the Feminine Care production consolidation into the U.S. plant.
Advertising and sales promotion expense ("A&P") was $82.6 million, or 13.5% of net sales, down from prior year A&P of $95.7 million, or 17.1% of net sales. The majority of the decline was in the Wet Shave segment, as the prior year reflected higher expense related to Hydro Silk® in North America. A&P for the Sun and Skin Care segment was also down versus the year ago quarter.
Selling, general and administrative expense ("SG&A") was $107.8 million, or 17.7% of net sales, including $3.6 million of intangibles amortization, compared to $123.5 million, or 22.0% of net sales, in the prior year quarter. Excluding $30.1 million in prior year charges related to the spin-off of the Company's Household Products business in July 2015, SG&A as a percent of net sales increased 100 basis points over the prior year quarter. This increase was driven by higher spending in strategic growth projects, IT projects and other corporate costs, as well as increased compensation expense, including incentive compensation.

We incurred a $6.5 million non-cash asset intangibles impairment charge during the quarter in connection with our annual impairment testing.
The Company recorded pre-tax restructuring expense of $9.4 million ($1.7 million in Cost of goods sold and $7.7 million in Restructuring charges) compared to $6.3 million in the prior year quarter.
Other expense (income), net was an expense of $2.0 million during the quarter compared to income of $3.5 million in the prior year quarter. The change reflects the impact of foreign currency hedging contract losses, particularly related to the Japanese Yen, and revaluation losses on nonfunctional currency balance sheet exposures.
The effective tax rate for the year ended September 30, 2016 was 18.7% as compared to 35.4% in the prior year.  The adjusted 2016 full year effective tax rate was 23.1% as compared to the prior year rate of 23.2%. The 2015 full year adjusted tax rate was favorably impacted by a large allocation of U.S. interest expense and corporate overheads associated with supporting the Company's former Household Products business that are not reported in discontinued operations.  The 2016 full year adjusted tax rate includes a favorable mix of earnings in lower tax rate jurisdictions and positive adjustments to prior year tax accruals.
Net earnings in the quarter were $52.2 million, compared to a net loss of $219.5 million in the fourth quarter of fiscal 2015. The increase in net earnings was primarily related to the impact of an intangibles impairment charge and higher costs related to the spin-off in the prior year quarter, and to higher segment profit in the current year quarter. Fourth quarter Adjusted EBITDA was $119.4 million, an increase of $36.4 million versus fourth quarter 2015 Adjusted EBITDA of $83.0 million.

GAAP Diluted EPS was $0.88 in the quarter as compared to a loss of $3.57 in the prior year quarter. Adjusted EPS for the quarter was $1.06, compared to $0.64 in the prior year quarter.

Fiscal 4Q 2016 Operating Segment Results (Unaudited)
Wet Shave (Men's Systems, Women's Systems, Disposables, Shave Preps)
Wet Shave net sales increased $33.1 million, or 9.2%. Excluding the impact of currency movements, organic net sales increased $26.4 million, or 7.4%. North America drove the majority of the increase, due in large part to the high level of promotional spend in the prior year quarter related to coupons and trade spending. International growth was driven by Hydro® sales in Asia and Women's systems performance in EMEA. Wet Shave segment profit increased $38.2 million. On an organic basis, Wet Shave segment profit increased $30.9 million. The increase in profit was driven primarily by lower promotional spending, favorable costs, and lower A&P spend.

Sun and Skin Care (Sun Care, Wipes, Gloves)
Sun and Skin Care net sales increased $11.8 million, or 17.9%. Excluding the impact of currency movements, organic net sales increased $12.0 million, or 18.2%, driven by growth of Banana Boat® and Hawaiian Tropic® in both North America and International. Growth was driven by higher volumes due to category growth versus a year ago. Sun and Skin Care segment profit increased $9.6 million. Excluding the impact of currency movements, organic segment profit improved $9.7 million, driven by higher volumes, favorable price mix, lower product costs and reduced A&P spend.

Feminine Care (Tampons, Pads, Liners)
Feminine Care net sales increased $11.0 million, or 11.4%. Growth was largely driven by lower promotional spending, which more than offset lower volumes this quarter. Feminine Care segment profit decreased $1.1 million. The decrease was primarily due to start-up costs related to the production consolidation into the U.S. plant and slightly lower volumes, which offset the benefit from the lower promotional spend.

All Other (Infant Care, all other brands)
All Other net sales decreased $5.4 million, or 13.8%. Excluding the impact of currency movements and the sale of the Industrial blade business a year ago, organic net sales increased $2.1 million, or 5.3%, with growth in Diaper Genie®, slightly offset by lower volumes in infant cups and bottles. All Other segment profit increased $1.6 million.

Fiscal 2016 Operating Results (Unaudited)
Net sales were $2,362.0 million in fiscal 2016, a decrease of 2.4%. Organic net sales increased 1.4%, including an approximate $34.0 million, or 140 basis point, negative impact from international go-to-market changes. From a geographic perspective, North America organic net sales increased 1.7%, and International organic net sales increased 1.1%, or 5.0% on an underlying basis. From a segment perspective, organic net sales increased 1.8% for Wet Shave, and 4.6% for Sun and Skin Care. Organic net sales decreased 1.8% for Feminine Care and 1.2% for All Other.
Gross margin was $1,159.9 million, or 49.1% of net sales, representing a 20 basis point increase over the prior year, including a 10 basis point benefit from currency.
Net earnings in fiscal 2016 were $178.7 million, compared to a net loss of $275.3 million in fiscal 2015. The increase in earnings was primarily related to the prior year impact of an intangibles impairment charge, the Venezuela deconsolidation, and spin-related charges. Fiscal 2016 Adjusted EBITDA was $440.1 million versus fiscal 2015 Normalized EBITDA of $462.2 million. Year-over-year segment profit growth was more than offset by $7.0 million of unfavorable foreign currency, $11.6 million from the impact of Venezuela and Industrial, and $15 million in Other expense (income), net. The change in Other expense (income), net was driven by foreign currency hedging activity, which was in an income position in fiscal 2015 but changed to a loss position in fiscal 2016, in large part due to the strengthening of the Japanese Yen.

GAAP Diluted EPS was $2.99 in fiscal 2016 as compared to a loss of $4.44 in fiscal 2015. Adjusted EPS for the year was $3.57, compared to $2.80 in the prior year.
Net cash from operating activities was $176.4 million for fiscal 2016. During fiscal 2016, the Company made a discretionary contribution of $100.5 million to one of its international pension plans, and repurchased 2.5 million shares for $196.6 million.
Adjusted working capital as a percent of net sales was 16.1% at September 30, 2016, versus 17.5% as of September 30, 2015. The 140 basis point improvement was driven by improved days payable outstanding and days in inventory. Adjusted working capital continues to reflect a higher level of inventory in Feminine Care, which is expected to return to normal levels as the Company completes the consolidation of Feminine Care manufacturing in the U.S.
On October 20, 2016, the Company terminated its commitments under its Netherlands revolving credit facility and repaid all outstanding loans and other obligations in full, in the amount of approximately $277 million.
On November 1, 2016, the Company announced that it had acquired the outstanding shares of Bulldog Skincare Holdings Limited, a U.K. based men's grooming and skincare products company. The acquisition was financed through available foreign cash.

Full Fiscal Year 2017 Financial Outlook
For fiscal 2017, the Company estimates that net sales will increase by low single digits, with no impact from currency, based on current exchange rates (as of November 2, 2016), and an approximately 40 basis point benefit from the Bulldog acquisition.
The GAAP EPS outlook is estimated to be in the range of $3.60 - $3.80. Adjusted EPS is estimated to be in the range of $3.80 - $4.00. Adjusted operating income margin is anticipated to expand by at least 50 basis points. The impact from the acquisition of Bulldog is expected to be neutral to EPS in 2017. The effective tax rate for the fiscal year is estimated to be in the range of 27% to 28%.
The full-year estimate for restructuring related costs is $15 to $20 million for fiscal 2017. Incremental restructuring savings are expected to be approximately $20 to $25 million in fiscal 2017 and an additional $25 million in fiscal 2018.
The Company anticipates that fiscal 2017 Free Cash Flow will exceed 100% of net earnings.
As part of the Company's strategy to drive systematic cost reduction, the Zero Based Spend (ZBS) initiative was announced last quarter. Based on initial projections, ZBS is anticipated to drive $10 to $15 million in savings (net of implementation expense) in fiscal 2017, primarily in the second half of the year, and an additional $25 to $30 million in savings in fiscal 2018.
In fiscal 2017, we anticipate that sales and earnings growth will not be uniform by quarter, largely due to the timing of product launches and A&P phasing. In particular, fiscal first quarter net sales are anticipated to be flat and segment profit is anticipated to be lower than in the prior year quarter.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. Eastern Time today. The call will focus on fiscal 2016 fourth quarter earnings and the outlook for fiscal 2017. All interested parties may access a live webcast of this conference call at www.edgewell.com, under "Investors," and "News and Events" tabs or by using the following link:

http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat® and Hawaiian Tropic® sun care products; Playtex® infant feeding, Diaper Genie® and gloves; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan and Australia, with approximately 6,000 employees worldwide.

# # #

Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"), this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" or "organic" and exclude expenses associated with the Venezuela deconsolidation charge, the sale of the Industrial business, spin costs, restructuring charges, amortization and impairment of intangible assets and cost of early debt retirements. Reconciliations of the Company's Non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2017 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.

This Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. Given the significant one-time events that took place during fiscal 2016 and 2015, most prominently the spin-off of the Household Products business and the resulting go-to-market impacts, the deconsolidation of the Company's Venezuela operations and the sale of the Industrial business, the Company views the use of Non-GAAP measures that take into account the impact of these unique events as particularly valuable in understanding the Company's underlying operational results and providing insights into future performance.
The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This Non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's Non-GAAP measures.

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The Company analyzes its net revenue and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and organic segment profit exclude the impact of changes in foreign currency, the impact of acquisitions and dispositions (including the results of the Industrial business) and the period-over-period change resulting from the deconsolidation of the Company's Venezuela operations. Underlying net sales represents organic net sales adjusted for international go-to-market impacts, as defined below. This information is provided because these fluctuations can distort the underlying change in net sales and segment profit either positively or negatively.

•
To compete more effectively as an independent company, the Company has increased its use of third-party distributors and wholesalers, impacting sales and gross margin, and has decreased or eliminated its business operations in certain countries, impacting SG&A, consistent with its international go-to-market strategy. Within this press release the Company discusses go-to-market impacts, which reflect its best estimate on the impact of these international go-to-market changes and exits, and represent the year-over-year change in those markets. The Company believes it has realized the majority of the impact from these changes in the first three quarters of fiscal 2016.

•
Adjusted EBITDA is defined as earnings before income taxes, net interest expense, depreciation and amortization and excludes items such as impairment charges, the Venezuela deconsolidation charge, spin costs, restructuring charges and the sale of the Industrial business.

•
Historical results on a continuing operations basis include certain costs associated with supporting the Company's former Household Products business that are not reported in discontinued operations. These costs affect SG&A, interest expense, spin costs, restructuring and tax. As a result, EPS and EBITDA on both a GAAP and Non-GAAP basis for this quarter and fiscal year are not comparable to the prior year, and are not comparable for each of the first three quarters of fiscal 2016. To address this, the Company has provided Normalized EBITDA, which adjusts corporate SG&A expenses to reflect the Company's estimated full-year run rate. Normalized EBITDA is presented to provide a basis for comparing to future performance. A reconciliation of Fiscal 2015 Consolidated Statement of Earnings and Normalized EBITDA by quarter was announced in a Form 8-K furnished on December 1, 2015, and can be found on the Company's website www.edgewell.com, under "Investors," and "Financial Reports," "Key Statistics" tabs or by using the following link: http://ir.edgewell.com/financial-reports/key-statistics

•
Adjusted operating income is defined as earnings from continuing operations before income taxes, interest expense associated with debt, other expense (income), net, and excludes items such as impairment charges, spin costs, restructuring charges and the sale of the Industrial business.

•
Adjusted EPS is defined as diluted earnings per share excluding items such as impairment charges, the Venezuela deconsolidation charge, spin costs, restructuring charges, the sale of the Industrial business, cost of early debt retirements and the related tax effects of these items.

•
The Adjusted effective tax rate is defined as the effective tax rate excluding impairment charges, the Venezuela deconsolidation charge, spin costs, restructuring charges, the sale of the Industrial business, cost of early debt retirements and the related tax effects of these items.

•
Adjusted working capital is defined as receivables, less trade allowances in accrued liabilities, plus inventories, less accounts payable, and is calculated using an average of the trailing four-quarter end balances. Adjusted working capital also excludes amounts related to the Household Products business.

•	Free cash flow is defined as net cash flow from operating activities less capital expenditures. Free cash flow conversion is defined as free cash flow as a percentage of net earnings.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell Personal Care Company or any of its businesses. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause the Company's actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•
The Company is subject to risks related to its international operations, such as global economic conditions, currency fluctuations and its international go-to-market strategy, that could adversely affect its results of operations;

•	The Company's manufacturing facilities, supply channels or other business operations may be subject to disruption from events beyond its control;

•	The Company's access to capital markets and borrowing capacity could be limited;

•	If the Company cannot continue to develop new products in a timely manner, and at favorable margins, it may not be able to compete effectively;

•	The Company has a substantial level of indebtedness and is subject to various covenants relating to such indebtedness, which could limit its discretion to operate and grow its business;

•	The Company faces risks arising from the restructuring of its operations and its ongoing efforts to achieve cost savings;

•	Loss of any of the Company's principal customers and emergence of new sales channels such as e-commerce could significantly decrease its sales and profitability;

•	The Company may not be able to attract, retain and develop key personnel;

•	The Company may experience losses or be subject to increased funding and expenses related to its pension plans;

•	The Company may not be able to continue to identify and complete strategic acquisitions and effectively integrate acquired companies to achieve desired financial benefits;

•
The Company's business involves the potential for product liability and other claims against it, which could affect its results of operations and financial condition and result in product recalls or withdrawals;

•	A failure of a key information technology system or a breach of the Company's information security could adversely impact its ability to conduct business;

•	The resolution of the Company's tax contingencies may result in additional tax liabilities, which could adversely impact its cash flows and results of operations;

•
If the Company fails to adequately protect its intellectual property rights, competitors may manufacture and market similar products, which could adversely affect its market share and results of operations;

•	Potential liabilities in connection with the Separation may arise under fraudulent conveyance and transfer laws and legal capital requirements; and

•	The Company may not achieve some or all of the expected benefits of the spin-off of its Household Products business, and this may materially adversely affect its business.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but not exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K for the year ended September 30, 2015.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended September 30,		Year Ended September 30,
	2016	2015	2016	2015

Net sales	$610.6	$560.1	$2,362.0	$2,421.2
Cost of products sold	300.5	290.8	1,202.1	1,237.4
Gross profit	310.1	269.3	1,159.9	1,183.8

Selling, general and administrative expense	107.8	123.5	412.7	571.6
Advertising and sales promotion expense	82.6	95.7	336.7	367.1
Research and development expense	21.7	22.5	71.9	71.0
Impairment charge	6.5	318.2	6.5	318.2
Venezuela deconsolidation charge	—	—	—	79.3
Spin restructuring charges	—	—	—	28.3
Restructuring charges	7.7	6.3	37.0	26.7
Industrial sale charges	—	10.8	0.2	32.7
Interest expense associated with debt	18.0	16.4	71.8	99.8
Cost of early debt retirements	—	—	—	59.6
Other expense (income), net	2.0	(3.5)	3.2	(11.8)
Earnings (loss) from continuing operations before income taxes	63.8	(320.6)	219.9	(458.7)
Income tax provision (benefit)	11.6	(126.9)	41.2	(162.6)
Earnings (loss) from continuing operations	52.2	(193.7)	178.7	(296.1)
(Loss) earnings from discontinued operations, net of tax	—	(25.8)	—	20.8
Net earnings (loss)	$52.2	$(219.5)	$178.7	$(275.3)

Basic earnings (loss) per share:
Continuing operations	$0.89	$(3.15)	$3.02	$(4.78)
Discontinued operations	—	(0.42)	—	0.34
Net earnings (loss)	0.89	(3.57)	3.02	(4.44)

Diluted earnings (loss) per share:
Continuing operations	$0.88	$(3.15)	$2.99	$(4.78)
Discontinued operations	—	(0.42)	—	0.34
Net earnings (loss)	0.88	(3.57)	2.99	(4.44)

Weighted-average shares outstanding:
Basic	58.6	61.5	59.2	62.0
Diluted	59.2	61.5	59.7	62.0

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

Assets	September 30, 2016	September 30, 2015
Current assets
Cash and cash equivalents	$738.9	$712.1
Trade receivables, net	260.7	279.8
Inventories	309.2	332.8
Other current assets (1)	143.2	311.9
Total current assets	1,452.0	1,636.6
Property, plant and equipment, net	486.1	498.9
Goodwill	1,420.3	1,421.8
Other intangible assets, net	1,385.1	1,408.5
Other assets (1)	28.0	20.5
Total assets	$4,771.5	$4,986.3

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$281.8	$—
Notes payable	18.5	17.5
Accounts payable	196.5	236.9
Other current liabilities (1)	371.4	412.4
Total current liabilities	868.2	666.8
Long-term debt	1,544.2	1,698.6
Deferred income tax liabilities (1)	255.3	335.8
Other liabilities	274.8	421.0
Total liabilities	2,942.5	3,122.2
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,642.5	1,644.2
Retained earnings	946.0	772.9
Treasury shares	(563.0)	(382.2)
Accumulated other comprehensive loss	(197.2)	(171.5)
Total shareholders' equity	1,829.0	1,864.1
Total liabilities and shareholders' equity	$4,771.5	$4,986.3

(1)
The Company early adopted new accounting guidance during the first quarter of fiscal 2016 which required all deferred income tax assets and liabilities to be classified as non-current, resulting in reductions to Other current assets, Other current liabilities and Deferred income tax liabilities of $86.3, $0.7 and $76.2, respectively, and an increase in Other assets of $9.4 as of September 30, 2016. The prospective adoption of the new guidance had no impact on the balance sheet as of September 30, 2015.

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Year Ended September 30,
	2016	2015
Cash Flow from Operating Activities
Net earnings (loss)	$178.7	$(275.3)
Non-cash restructuring costs	3.9	41.5
Depreciation and amortization	92.6	115.3
Impairment charge	6.5	318.2
Venezuela deconsolidation charge	—	144.5
Non-cash items included in income, net	37.7	19.4
International pension funding	(100.5)	—
Deferred income taxes	7.8	(190.4)
Other, net	(31.8)	(37.9)
Changes in current assets and liabilities used in operations	(18.5)	13.5
Net cash from operating activities	176.4	148.8

Cash Flow from Investing Activities
Capital expenditures	(69.5)	(99.4)
Change related to Venezuelan operations	—	(93.8)
Acquisitions, net of cash acquired	—	(12.1)
Proceeds from sale of assets	—	16.6
Change in restricted cash	—	13.9
Net cash used by investing activities	(69.5)	(174.8)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	756.3	2,604.2
Cash payments on debt with original maturities greater than 90 days	(631.0)	(1,900.0)
Net decrease in debt with original maturities of 90 days or less	(11.1)	(252.6)
Deferred finance expense	(0.6)	(15.1)
Common shares purchased	(196.6)	(175.2)
Cash dividends paid	—	(93.2)
Transfer of cash and cash equivalents to New Energizer	—	(499.7)
Proceeds from issuance of common shares, net	—	4.4
Net cash used by financing activities	(83.0)	(327.2)

Effect of exchange rate changes on cash	2.9	(63.7)

Net increase (decrease) in cash and cash equivalents	26.8	(416.9)
Cash and cash equivalents, beginning of period	712.1	1,129.0
Cash and cash equivalents, end of period	$738.9	$712.1

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 - Segments
The Company conducts its business in the following four segments: Wet Shave, Sun and Skin Care, Feminine Care and All Other. Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, restructuring charges, spin costs, the Venezuela deconsolidation charge, the sale of the Industrial business, cost of early debt retirements, and amortization and impairment of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
On July 1, 2015, the Company completed the separation of its Household Products business into a separate publicly-traded company (the "Spin" or the "Separation"). The historical financial results of the Company's Household Products business are presented as discontinued operations on the Condensed Consolidated Statements of Earnings. The prior year Condensed Consolidated Statements of Cash Flows has not been adjusted to reflect the effect of the Separation. Historical results on a continuing operations basis include certain costs associated with supporting the Household Products business that were not reported in discontinued operations.
Segment net sales and profitability are presented below:

	Quarter Ended September 30,		Year Ended September 30,
	2016	2015	2016	2015
Net Sales
Wet Shave	$391.5	$358.4	$1,425.8	$1,441.3
Sun and Skin Care	77.6	65.8	414.9	403.6
Feminine Care	107.7	96.7	388.9	398.2
All Other	33.8	39.2	132.4	178.1
Total net sales	$610.6	$560.1	$2,362.0	$2,421.2

Segment Profit
Wet Shave	$100.2	$62.0	$290.2	$308.7
Sun and Skin Care	14.3	4.7	89.5	71.5
Feminine Care	3.6	4.7	39.1	48.7
All Other	7.1	5.5	28.4	24.6
Total segment profit	125.2	76.9	447.2	453.5
General corporate and other expenses	(21.9)	(15.4)	(80.4)	(122.0)
Impairment charge	(6.5)	(318.2)	(6.5)	(318.2)
Venezuela deconsolidation charge	—	—	—	(79.3)
Spin costs (1)	—	(30.3)	(12.0)	(142.0)
Spin restructuring charges	—	—	—	(28.3)
Restructuring and related costs (2)	(9.4)	(6.3)	(38.8)	(27.0)
Industrial sale charges	—	(10.8)	(0.2)	(32.7)
Amortization of intangibles	(3.6)	(3.6)	(14.4)	(15.1)
Cost of early debt retirements	—	—	—	(59.6)
Interest and other expense, net	(20.0)	(12.9)	(75.0)	(88.0)
Total earnings (loss) from continuing operations before income taxes	$63.8	$(320.6)	$219.9	$(458.7)

(1)
The Company incurred incremental costs to evaluate, plan and execute the Separation.  This includes pre-tax SG&A of $30.1 for the fourth quarter of fiscal 2015 and $11.8 and $137.8 for the years ending September 30, 2016 and 2015, respectively, and pre-tax Cost of products sold of $0.2 for the fourth quarter of fiscal 2015 and $0.2 and $4.2 for the years ending September 30, 2016 and 2015, respectively.

(2)
Includes pre-tax Cost of products sold of $1.7 and $1.8 for the quarter and year ended September 30, 2016 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring. Also includes $0.3 pre-tax SG&A costs associated with certain information technology and related activities during fiscal 2015. These non-core inventory obsolescence charges and information technology costs are considered part of the total project costs incurred for the restructuring project.

Note 2 - GAAP to Non-GAAP Reconciliations
Basic earnings (loss) per share is based on the average number of common shares outstanding during the period. Diluted earnings (loss) per share is based on the weighted-average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent ("RSE") awards.
The following table provides a reconciliation of Net earnings (loss) from continuing operations and Net earnings (loss) per diluted share ("EPS") to Adjusted net earnings and Adjusted EPS, which are Non-GAAP measures.

	Quarter Ended September 30,
	Net Earnings		Diluted EPS
	2016	2015	2016	2015
Net Earnings (Loss) from Continuing Operations and Diluted EPS - GAAP (Unaudited)	$52.2	$(193.7)	$0.88	$(3.15)
Impairment charges	6.5	318.2	0.11	5.17
Spin costs (1)	—	30.3	—	0.49
Restructuring and related charges, net (2)	9.4	6.3	0.16	0.10
Industrial sale charges	—	10.8	—	0.17
Income taxes	(5.6)	(132.4)	(0.09)	(2.16)
Impact of basic/dilutive shares (3)	—	—	—	0.02
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$62.5	$39.5	$1.06	$0.64

Weighted-average shares - Diluted			59.2	61.5

(1)	Includes SG&A of $30.1 and Cost of products sold of $0.2 for the fourth quarter of fiscal 2015.

(2)	Includes Cost of products sold of $1.7 for the quarter ended September 30, 2016 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring.

(3)
All EPS impacts are calculated using diluted weighted-average shares outstanding. For the fourth quarter of fiscal 2015, this reflects the impact of 0.4 dilutive RSE awards, which were excluded from the GAAP EPS calculation due to the reported net loss.

	Year Ended September 30,
	Net Earnings		Diluted EPS
	2016	2015	2016	2015
Net Earnings (Loss) from Continuing Operations and Diluted EPS - GAAP (Unaudited)	$178.7	$(296.1)	$2.99	$(4.78)
Impairment charges	6.5	318.2	0.11	5.13
Venezuela deconsolidation charge	—	79.3	—	1.27
Spin costs (1)	12.0	142.0	0.20	2.29
Spin restructuring charges	—	28.3	—	0.44
Restructuring and related charges, net (2)	38.8	27.0	0.65	0.43
Industrial sale charges	0.2	32.7	—	0.52
Cost of early debt retirements	—	59.6	—	0.96
Income taxes	(22.9)	(215.8)	(0.38)	(3.49)
Impact of basic/dilutive shares (3)	—	—	—	0.03
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$213.3	$175.2	$3.57	$2.80

Weighted-average shares - Diluted			59.7	62.0

(1)	Includes SG&A of $11.8 and $137.8 for fiscal 2016 and 2015, respectively, and Cost of products sold of $0.2 and $4.2 for fiscal 2016 and 2015, respectively.

(2)
Includes Cost of products sold of $1.8 for the year ended September 30, 2016 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring. Also includes costs of $0.3 for the year ended September 30, 2015 associated with certain information technology and related activities, which are included in SG&A. These non-core inventory obsolescence charges and information technology costs are considered part of the total project costs incurred for the restructuring project.

(3)
All EPS impacts are calculated using diluted weighted-average shares outstanding. For fiscal 2015, this reflects the impact of 0.5 dilutive RSE awards, which were excluded from the GAAP EPS calculation due to the reported net loss.

The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended September 30, 2016
	Gross Profit	SG&A	Pre-tax Income	Net Earnings	Diluted EPS
GAAP - Reported	$310.1	$107.8	$63.8	$52.2	$0.88
% of net sales	50.8%	17.7%
Impairment charges	—	—	6.5	4.1	0.07
Restructuring and related charges, net (1)	1.7	—	9.4	6.2	0.11
Total Adjusted Non-GAAP	$311.8	$107.8	$79.7	$62.5	$1.06
% of net sales	51.1%	17.7%

Year Ended September 30, 2016
	Gross Profit	SG&A	Pre-tax Income	Net Earnings	Diluted EPS
GAAP - Reported	$1,159.9	$412.7	$219.9	$178.7	$2.99
% of net sales	49.1%	17.5%
Impairment charges	—	—	6.5	4.1	0.07
Spin costs	0.2	11.8	12.0	7.6	0.13
Restructuring and related charges, net (1)	1.8	—	38.8	26.1	0.43
Industrial sale charges	—	—	0.2	0.1	—
Separation-related tax adjustments	—	—	—	(3.3)	(0.05)
Total Adjusted Non-GAAP	$1,161.9	$400.9	$277.4	$213.3	$3.57
% of net sales	49.2%	17.0%

Quarter Ended September 30, 2015
	Gross Profit	SG&A	Pre-tax Income	Net Earnings (2)	Diluted EPS
GAAP - Reported	$269.3	$123.5	$(320.6)	$(193.7)	$(3.15)
% of net sales	48.1%	22.0%
Impairment charges	—	—	318.2	201.1	3.25
Spin costs	0.2	30.1	30.3	15.2	0.25
Restructuring and related charges, net (1)	—	—	6.3	1.7	0.03
Industrial sale charges	—	—	10.8	6.7	0.11
Taxes on certain spin costs	—	—	—	1.4	0.02
Adjustments to prior years' tax accruals	—	—	—	7.1	0.11
Impact of dilutive shares	—	—	—	—	0.02
Total Adjusted Non-GAAP	$269.5	$93.4	$45.0	$39.5	$0.64
% of net sales	48.1%	16.7%

Year Ended September 30, 2015
	Gross Profit	SG&A	Pre-tax Income	Net Earnings (2)	Diluted EPS (3)
GAAP - Reported	$1,183.8	$571.6	$(458.7)	$(296.1)	$(4.78)
% of net sales	48.9%	23.6%
Impairment charges	—	—	318.2	201.1	3.22
Venezuela deconsolidation charge	—	—	79.3	79.3	1.27
Spin costs	4.2	137.8	142.0	93.5	1.50
Spin restructuring charges	—	—	28.3	20.1	0.32
Restructuring and related charges, net (1)	—	0.3	27.0	16.2	0.26
Industrial sale charges	—	—	32.7	20.5	0.33
Cost of early debt retirements	—	—	59.6	37.4	0.60
Taxes on certain spin costs	—	—	—	1.4	0.02
Adjustments to prior years' tax accruals	—	—	—	1.8	0.03
Impact of basic/dilutive shares (3)	—	—	—	—	0.03
Total Adjusted Non-GAAP	$1,188.0	$433.5	$228.4	$175.2	$2.80
% of net sales	49.1%	17.9%

(1)
Includes Cost of products sold of $1.7 and $1.8 for quarter and year ending September 30, 2016 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring. Also includes costs of $0.3 for fiscal 2015 associated with certain information technology and related activities, which are included in SG&A. These non-core inventory obsolescence charges and information technology costs are considered part of the total project costs incurred for the restructuring project.

(2)	For the fourth quarter and year ending September 30, 2015, Net Earnings is defined as Earnings (loss) from continuing operations.

(3)
All EPS impacts are calculated using diluted weighted-average shares outstanding. For the fourth quarter and year ended September 30, 2015, this reflects the impact of 0.4 and 0.5 dilutive RSE awards, respectively, which were excluded from the GAAP EPS calculation due to the reported net loss.

The following table provides a reconciliation of Earnings from continuing operations before income taxes to adjusted operating income, which is a Non-GAAP measure, for each quarter of fiscal 2016:

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Fiscal Year 2016
Earnings from continuing operations before income taxes	$30.7	$91.3	$34.1	$63.8	$219.9
Impairment charges	—	—	—	6.5	6.5
Spin costs (1)	7.5	1.7	2.8	—	12.0
Restructuring and related charges, net (2)	18.5	5.1	5.8	9.4	38.8
Industrial sale charges	—	0.2	—	—	0.2
Interest expense associated with debt	17.7	17.8	18.3	18.0	71.8
Other expense (income), net	(2.4)	(4.6)	8.2	2.0	3.2
Adjusted operating income	$72.0	$111.5	$69.2	$99.7	$352.4
% of net sales	14.5%	18.2%	10.7%	16.3%	14.9%

(1)
Includes SG&A of $7.3, $1.7, $2.8 and $11.8 for the first, second and third quarters of fiscal 2016 and fiscal year 2016, respectively, and Cost of products sold of $0.2 for the first quarter of fiscal 2016 and fiscal year 2016.

(2)
Includes Cost of products sold of $0.1, $1.7 and $1.8 for the second and fourth quarters of fiscal 2016 and fiscal year 2016, respectively, associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring. These non-core inventory obsolescence charges are considered part of the total project costs incurred for the restructuring project.

The following table provides a reconciliation of the effective tax rate to the adjusted effective tax rate, which is a Non-GAAP measure:

	Year Ended September 30, 2016			Year Ended September 30, 2015
	Reported	Adjustments (1)	Adjusted (Non-GAAP)	Reported	Adjustments (1)	Adjusted (Non-GAAP)
Earnings (loss) from continuing operations before income taxes	$219.9	$57.5	$277.4	$(458.7)	$687.1	$228.4
Income tax provision (benefit)	41.2	22.9	64.1	(162.6)	215.8	53.2
Earnings (loss) from continuing operations	$178.7	$34.6	$213.3	$(296.1)	$471.3	$175.2

Effective tax rate	18.7%			35.4%
Adjusted effective tax rate			23.1%			23.2%

(1)
Includes adjustments for the Venezuela deconsolidation charge, spin costs, restructuring charges, the sale of the Industrial business, cost of early debt retirements, impairment charges and the associated tax impact of these charges, as well as adjustments to prior years' tax accruals. See reconciliation of Net earnings to Adjusted net earnings.

Note 3 - Net Sales and Profit by Segment
The following tables present changes in net sales and segment profit for the fourth quarter and fiscal 2016, as compared to the corresponding period in fiscal 2015, and also provide a reconciliation of organic net sales and organic segment profit to reported amounts.

Net Sales (In millions - Unaudited)
Quarter Ended September 30, 2016

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - FY '15	$358.4		$65.8		$96.7		$39.2		$560.1
Organic	26.4	7.4%	12.0	18.2%	11.0	11.4%	2.1	5.3%	51.5	9.2%
Impact of Industrial sale	—	—%	—	—%	—	—%	(7.6)	(19.4)%	(7.6)	(1.4)%
Impact of currency	6.7	1.8%	(0.2)	(0.3)%	—	—%	0.1	0.3%	6.6	1.2%
Net Sales - FY '16	$391.5	9.2%	$77.6	17.9%	$107.7	11.4%	$33.8	(13.8)%	$610.6	9.0%

Net Sales (In millions - Unaudited)
Year Ended September 30, 2016

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - FY '15	$1,441.3		$403.6		$398.2		$178.1		$2,421.2
Organic	25.5	1.8%	18.6	4.6%	(7.1)	(1.8)%	(2.1)	(1.2)%	34.9	1.4%
Impact of Venezuela	(24.0)	(1.7)%	—	—%	—	—%		—%	(24.0)	(1.0)%
Impact of Industrial sale	—	—%	—	—%	—	—%	(41.9)	(23.5)%	(41.9)	(1.7)%
Impact of currency	(17.0)	(1.2)%	(7.3)	(1.8)%	(2.2)	(0.5)%	(1.7)	(1.0)%	(28.2)	(1.1)%
Net Sales - FY '16	$1,425.8	(1.1)%	$414.9	2.8%	$388.9	(2.3)%	$132.4	(25.7)%	$2,362.0	(2.4)%

Segment Profit (In millions - Unaudited)
Quarter Ended September 30, 2016

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - FY '15	$62.0		$4.7		$4.7		$5.5		$76.9
Organic	30.9	49.8%	9.7	206.4%	(1.1)	(23.4)%	2.2	40.0%	41.7	54.2%
Impact of Industrial sale	—	—%	—	—%	—	—%	(0.6)	(10.9)%	(0.6)	(0.8)%
Impact of currency	7.3	11.8%	(0.1)	(2.1)%	—	—%	—	—%	7.2	9.4%
Segment Profit - FY'16	$100.2	61.6%	$14.3	204.3%	$3.6	(23.4)%	$7.1	29.1%	$125.2	62.8%

Segment Profit (In millions - Unaudited)
Year Ended September 30, 2016

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - FY '15	$308.7		$71.5		$48.7		$24.6		$453.5
Organic	(7.9)	(2.6)%	20.9	29.2%	(7.9)	(16.2)%	7.2	29.3%	12.3	2.7%
Impact of Venezuela	(9.4)	(3.0)%	—	—%	—	—%	—	—%	(9.4)	(2.1)%
Impact of Industrial sale	—	—%	—	—%	—	—%	(2.2)	(8.9)%	(2.2)	(0.5)%
Impact of currency	(1.2)	(0.4)%	(2.9)	(4.0)%	(1.7)	(3.5)%	(1.2)	(5.0)%	(7.0)	(1.5)%
Segment Profit - FY'16	$290.2	(6.0)%	$89.5	25.2%	$39.1	(19.7)%	$28.4	15.4%	$447.2	(1.4)%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings (loss) to EBITDA, Adjusted EBITDA and Normalized EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended September 30,		Year Ended September 30,
	2016	2015	2016	2015
Net earnings (loss)	$52.2	$(219.5)	$178.7	$(275.3)
Loss (earnings) from discontinued operations, net of tax	—	25.8	—	(20.8)
Income tax provision (benefit)	11.6	(126.9)	41.2	(162.6)
Interest expense, net (1)	16.3	16.4	70.1	159.4
Depreciation and amortization	25.1	22.3	96.5	91.1
EBITDA (2)	$105.2	$(281.9)	$386.5	$(208.2)

Impairment charges	6.5	318.2	6.5	318.2
Venezuela deconsolidation charge	—	—	—	79.3
Spin restructuring charges	—	—	—	28.3
Spin costs	—	30.3	12.0	142.0
Restructuring and related costs (3)	7.7	5.6	34.9	22.4
Industrial sale charges	—	10.8	0.2	32.7
Adjusted EBITDA (2)	$119.4	$83.0	$440.1	$414.7

SG&A (4)	—	—	—	47.5

Normalized EBITDA	$119.4	$83.0	$440.1	$462.2

(1)
Interest expense, net includes Interest expense associated with debt as well as components of interest reported in Other expense (income), net on the Condensed Consolidated Statement of Earnings. Interest expense, net for the fourth quarter and twelve months ending September 30, 2016 includes $1.4 and $0.8 respectively of net interest income recorded in relation to settlements with tax authorities. Interest expense, net for the twelve months ending September 30, 2015 includes $59.6 of cost of early debt retirements.

(2)
Historical Adjusted EBITDA results on a continuing operations basis include costs associated with supporting the Household Product business that are not reported in discontinued operations which affect corporate SG&A. As such, both EBITDA and Adjusted EBITDA this quarter and this fiscal year are not comparable to the prior year, and are not comparable year-over-year for the first three quarters of fiscal 2016.

(3)
Excludes $1.7 and $0.7 of accelerated depreciation for the fourth fiscal quarters of 2016 and 2015, respectively, and $3.9 and $4.6 of accelerated depreciation for the fiscal years 2016 and 2015, respectively, which are included within Depreciation and amortization.

(4)	Corporate SG&A has been adjusted to reflect an estimated full year run-rate of $74 in fiscal 2015.

Note 5 - Outlook
The following table provides a reconciliation of Adjusted EPS, which is a Non-GAAP measure, included within the Company's outlook for projected fiscal 2017 results:

Adjusted EPS Outlook
Fiscal 2017 GAAP EPS		$3.60 - $3.80

Restructuring and related costs, net	approx.	$0.30
Income taxes	approx.	$(0.10)

Fiscal 2017 Adjusted EPS Outlook (Non-GAAP)		$3.80 - $4.00

Note 6 - Adjusted Working Capital
Adjusted Working Capital metrics for the fourth and third quarters of fiscal 2016 and the fourth quarter of fiscal 2015 are presented below.

	Q4 2016	Days (1)	Q3 2016	Days (1)	Q4 2015	Days (1)
Receivables, as reported	$275.2		$280.0		$423.0
Less: Household Products receivables (2)	—		(8.5)		(137.7)
Less: Trade allowance in accrued liabilities (3)	(28.1)		(31.9)		(38.0)
Receivables, adjusted	247.1	38.2	239.6	37.8	247.3	37.2

Inventories, as reported	345.3		351.2		565.0
Less: Household Products inventories (2)	—		—		(202.7)
Inventories, adjusted	345.3	104.9	351.2	107.5	362.3	107.1

Accounts payable, as reported	211.4		221.6		325.4
Less: Household Products accounts payable (2)	—		—		(139.4)
Accounts payable, adjusted	211.4	64.2	221.6	67.8	186.0	54.8

Average adjusted working capital (4)	$381.0		$369.2		$423.6
% of net sales (5)	16.1%		16.0%		17.5%

(1)
Days sales outstanding is calculated using net sales for the trailing four-quarter period. Days in inventory and days payable outstanding are calculated using cost of products sold for the trailing four-quarter period. Both net sales and cost of products sold for the trailing four-quarter period exclude amounts related to the Household Products business.

(2)
Amounts are calculated using an average of the four-quarter end balances for each working capital component. As such, the average for each period includes amounts related to the Household Products business, which are being excluded from the calculation.

(3)	Trade allowances are recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.

(4)
Adjusted working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average adjusted working capital is calculated using an average of the four-quarter end balances for each working capital component as of September 30, 2016, June 30, 2016 and September 30, 2015, respectively.

(5)	Average adjusted working capital divided by trailing four-quarter net sales.

Note 7 - Venezuela Deconsolidation
On March 31, 2015, the Company deconsolidated its Venezuelan subsidiaries. Included in consolidated results of operations, and reflected below, are the historical results of the Company's Venezuela operations through the second quarter of fiscal 2015 (reflected at the official exchange rate of 6.30 bolivars per U.S. dollar).

		Q1	Q2	Q3	Q4	FY
Wet Shave - Net Sales	Fiscal 2015	$9.6	$14.4	—	—	$24.0

		Q1	Q2	Q3	Q4	FY
Wet Shave - Segment Profit	Fiscal 2015	$3.3	$6.0	—	—	$9.3

Note 8 - Sale of Industrial Business
The sale of the Industrial business was completed in September 2015. The historical results of the Industrial business are included in consolidated results of operations through September 30, 2015. Reflected below are the net sales for the Industrial business. The impact on All Other segment profit is not material.

		Q1	Q2	Q3	Q4	FY
Industrial - Net Sales	Fiscal 2015	$10.7	$11.2	$12.4	$7.6	$41.9